Basic Earth Reports 2009 Fiscal Year End Results

On Thursday June 18, 2009, 6:21 pm EDT

DENVER, June 18 /PRNewswire-FirstCall/ -- BASIC EARTH SCIENCE SYSTEMS, INC. (OTC Bulletin Board: BSIC - News) reported net income of $578,000, or $0.03 per diluted share, on revenue of $9.1 million for the fiscal year end March 31, 2009. This compares with net income of $1.8 million, or $0.10 per diluted share, on revenue of $7.5 million for the fiscal year end March 31, 2008. These results are accurate and reflect compliance with generally accepted accounting principles (GAAP). Nevertheless, other factors, as noted below, should be considered in evaluating the performance of Basic Earth during the fiscal year end March 31, 2009.

Ray Singleton, President of Basic Earth commented, "Although many oil and gas companies struggled this year, after a thorough examination of the numbers, it is clear that we truly had a great year! It was also a year of enormous volatility. Oil posted a high of $145.29 in June 2008, but declined to $44.60 at December 31, 2008; nearly a 70% drop. At December 31, 2008, consistent with many companies in the industry, Basic Earth took a $2.7 million impairment write-down of its oil and gas properties. This was a direct result of the extreme downturn in the price per barrel of oil noted above. While impairment was the largest, oil price related, non-cash charge to our GAAP earnings, oil price related increases to depletion and accretion expense also adversely impacted GAAP earnings. Furthermore, at year end, three months later, oil prices had recovered to a point where an impairment charge might not have been warranted."

Ray Singleton further stated, "By focusing on earnings before interest, taxes, depreciation amortization (EBITDA) and other non-cash expenses, we can see how these non-cash adjustments adversely depicted the results of our entire year. EBITDA was $4.4 million in 2009 compared to $4.0 million in 2008, a 10% increase, painting a much different and more favorable picture than the earnings under GAAP."

He added, "The key factor in our operating statistics is that both oil and gas production volumes went up during the fiscal year; a reversal of the downward trend we experienced from 2007 to 2008. Our hope is that this trend will continue as we expand our efforts to add to our production and reserve profile."

During the fiscal year ending March 31, 2009, the Company produced 92,657 barrels of oil and 175,413 MCF of gas, an increase of 3.6% and 61.5%, respectively, over the same fiscal 2008 period. Gas production increased primarily due to the completion of new Antenna Federal wells in the Denver-Julesberg Basin, Weld County, Colorado, in fiscal 2009. Operating expenses were $2.5 million for 2009 compared to $2.1 million for fiscal 2008. The increase is primarily due to expenses incurred with new wells coming online and a dramatic increase in rig and service company prices as oil prices pushed above $100 per barrel. "All in, lifting cost per BOE (barrel of oil equivalent) was $26.09 compared to $19.27 for the same period in 2008." Singleton continued, "We have seen a notable drop in rig and service company prices since year end and expect our production expenses to decline over the next few quarters as we continue to negotiate with our vendors to bring prices back down to levels more appropriate considering current commodity prices."

Reserves for fiscal 2009 were 638,000 barrels of oil and 936,000 MCF of gas, a decline of 41% and 16%, respectively, from the same period in 2008. Since reserves are a function of commodity prices, this decline in reserves was primarily due to lower oil and gas prices at year end, relative to prices at March 31, 2008. Commenting on the decline in reserves for 2009, Singleton said, "Unfortunately, these price declines more than 'masked' the positive impact of the reserve additions contributed by our new Antenna-Federal wells in Colorado. Had year end 2009 prices stayed constant from year end 2008, we believe we would have seen reserve increases rather than decreases. Also, with these price declines, projections of future reserve recoveries, and the rules by which these projections are generated, create the impression of reservoir volatility or that reserves have somehow been 'lost.' Physically, this is not the case. With the exception of those barrels that we have produced and sold this last year, the barrels of reserves that we reported last year are still there in the reservoir at this year's end. Furthermore, as oil prices improve, as they have done since year end, we continue to 'find' those 'lost' barrels every day that prices increase."

Despite the drop in commodity prices at March 31, 2009, the average realized price per barrel of oil received in fiscal 2009 was $79.93, compared to $75.47 per barrel for fiscal 2008. The average realized price per thousand cubic foot of gas received in fiscal 2009 was $9.04 compared to $6.13 for fiscal 2008. The average BOE price was $73.70 for 2009 compared to $68.66 for 2008.

During fiscal year 2009, general and administrative expenses increased $631,000 or 81% from the same period in 2008. Singleton said, "The largest portion of this increase is associated with increases in the cost of financial reporting for a public company, including achieving compliance with Sarbanes-Oxley (SOX) reporting requirements. Consulting fees associated with the implementation and staff additions necessary to create redundant processes and documentation, contributed significantly to this increase in SOX costs. In addition, legal and accounting fees associated with both the restatement of last year's financial statements and the unsolicited tender offer that occurred in our fourth quarter, added significantly to our G&A expenses. To a lesser degree, rent and salaries expense also increased. With our 'Sarbanes' procedures now, more or less in a maintenance mode, we foresee our G&A costs declining in our second and third quarters. If the postponement of Sarbanes-Oxley, Section 404(b) implementation for smaller filers continues, we believe these reductions will continue through our fourth quarter."

"Going forward, our goal is to grow our production and reserves. The Board of Directors and I have adjusted our growth strategy to capitalize on the opportunities we believe we are seeing and will see in the future. We intend to put and emphasis on acquisitions, even though the drill bit is still an important part of our strategy in adding reserves. Our ultimate goal is to create value for our shareholders. We believe the opportunities at this point in time are substantial, and will allow us to accomplish this."

Basic Earth is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area. Basic Earth is traded on the Over The Counter Bulletin Board under the symbol BSIC. Information on Basic Earth can be found at its web site: www.basicearth.net.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements, which can be identified by words such as: "should," "may," "will," "anticipate," "expect," "estimate," "continue," "believe" or other comparable words. Forward-looking statements also include comments regarding reserve additions, production increases, future production costs, assumptions regarding working interests in each well and future forecasts and conclusions regarding production rates. Factors that could cause actual results to differ materially include price volatility of oil and gas, economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Basic Earth's filings with the Securities and Exchange Commission, including within the "Risk Factors" contained in the Company's Annual Report on Form 10-K filed for March 31, 2009. The Company disclaims any obligation to update forward-looking statements.

Financial Highlights
	Year Ended March 31,
	2009	2008

Revenue	$9,086,000	$7,447,000

Net income	578,000	1,763,000

Basic net income per share	$0.03	$0.10
Diluted net income per share	$0.03	$0.10

Weighted avg. number of shares outstanding, basic	17,477,216	17,370,256
Weighted avg. number of shares outstanding, diluted	17,477,216	17,480,671